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FOR IMMEDIATE RELEASE

              EL PASO ENERGY CORPORATION TO ACQUIRE TENNECO ENERGY

        EL PASO, TEXAS, JUNE 19, 1996 -- El Paso Energy Corporation (NYSE:EPG) and Tenneco Inc. (NYSE:TEN) announced today the execution of definitive agreements for EPG to acquire Tenneco Energy through a merger. Tenneco Energy consists of all of the pipeline and energy assets of Tenneco Inc. The transaction value is approximately $4 billion. The consideration will consist of:

        1.      $2.4 billion of assumed Tenneco debt;

        2. El Paso equity securities to be issued to Tenneco's existing common and preferred shareholders valued at $750 million at El Paso's current stock price;

        3. $250 million of new Tenneco preferred stock to be issued prior to closing; and

        4. Approximately $600 million of assumed liabilities and other consideration.

        The combination of El Paso and Tenneco Energy will, by any standard, create one of the top three natural gas companies in the United States, with total assets of approximately $8 billion.

        The acquisition is part of the larger planned reorganization of Tenneco Inc., which includes spin-offs to its shareholders of the Newport News shipbuilding and Automotive-Packaging businesses as separate public companies. The Automotive-Packaging business will be renamed Tenneco Inc. following the reorganization.

        The residual business of Tenneco after the two spin-offs will primarily consist of Tenneco Energy, which will be merged with a new subsidiary of El Paso. The merger and the Tenneco Inc. reorganization are conditioned upon several events including the receipt of tax rulings and opinions stating
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that the spin-offs and subsequent merger are tax-free, completion of a debt realignment plan by Tenneco, certain government approvals, and approval of the Tenneco shareholders. It is expected that these transactions will be completed by year-end 1996. The merger agreement has been approved by El Paso's and Tenneco's board of directors.

        "El Paso and Tenneco Energy are a natural fit," said William A. Wise, Chairman, President and Chief Executive Officer of El Paso Energy. "The two companies complement each other both geographically and operationally, serving markets from Bakersfield to Boston, and extending to all major gas producing basins and consuming markets. In addition, the combination creates a larger critical mass in our non-regulated operations, with higher gas gathering, processing and marketing volumes and an expanded set of non-regulated growth opportunities. Importantly, following the merger and implementation of the combined company operating plan, El Paso expects to realize accretion in earnings and cash flow per share from the transaction in 1997 and beyond."

        "We look forward to combining our organization with Tenneco Energy and implementing an operating plan to take full advantage of the opportunities this combination presents," Mr. Wise added. The key elements of this operating plan include:

        1. Developing a long-term rate settlement with Tenneco's transmission customers, employing the experience El Paso gained from the recent rate settlement filed on its own mainline transmission system;

        2. Maintaining a solid investment grade credit rating, by divesting or otherwise monetizing approximately $500 million of acquired assets and raising new common equity in the range of $150 - $250 million to pay down debt; and

        3. Integrating El Paso and Tenneco Energy to capitalize on available synergies.
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        Tenneco and El Paso will cooperate with respect to the operation of
Tenneco Energy prior to closing.

        The combined company will keep the name El Paso Energy Corporation and will be headquartered in Houston, Texas. William A. Wise will remain as Chairman, President and Chief Executive Officer. Donaldson, Lufkin and Jenrette Securities Corporation is acting as El Paso's financial advisor.

        As part of this transaction, the El Paso shareholders will be asked to approve the issuance of $750 million of common stock. Based on El Paso's closing stock price of $34.875 as of June 18, 1996, El Paso will issue approximately 21.5 million shares to the existing Tenneco common and preferred shareholders. The number of shares to be issued will be adjusted upward or downward by a maximum of 10% based upon El Paso's closing stock price for 20 trading days two days prior to closing. In the event the issuance of the common stock is not approved by El Paso's shareholders, El Paso will issue 7.0 million shares of common stock, which together with voting preferred stock will have an aggregate value of $750 million, subject to the adjustment mechanism described above.

        El Paso Energy Corporation, through El Paso Natural Gas Company and Mojave Pipeline Company, operates one of the nation's largest mainline transmission systems serving the southwestern region of the United States, with first quarter 1996 throughput of 3.7 billion cubic feet per day (Bcf/d).
El Paso Field Services owns and operates over 7,700 miles of gathering systems connected to more than 10,000 wells in the San Juan, Anadarko and Permian basins, and east Texas and north Louisiana, with current gathering volumes of
1.9 Bdf/d, including processing and treating volumes of 650 million cubic feet per day. El Paso Energy Marketing is one of the top ten nationwide providers of natural gas and power marketing services with current sales volumes of 3.3 Bcf/d.
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        Tenneco Energy has four principal business segments: Transportation,
Resources, International and Power Generation, and Ventures.

        The Transportation segment consists of three separate interstate pipeline systems, including Tennessee Gas Pipeline, which serve natural gas markets in 20 states and deliver 2.2 Tcf annually. First quarter 1996 throughput on the Tenneco interstate systems averaged 7.5 Bcf/d.

        The Resources segment buys, sells and transports up to 2.5 Bcf/d of natural gas. This segment includes approximately 1,300 miles of intrastate lines and interests in eight onshore Gulf Coast and eight offshore gathering systems, as well as interests in five processing plants.

        The Ventures segment provides financing for independent oil and gas companies and conducts oil and gas exploration and production activities. At year-end 1995, Tenneco Energy Ventures had 106 Bcfe of proved oil and gas reserves.

        The International and Power Generation segment conducts pipeline and power plant development and operations internationally. Tenneco Energy operates a 488 mile gas transmission system it acquired in June 1995 in southwest Australia and is constructing a 470 mile pipeline in Queensland, Australia. The International and Power Generation segment is also actively developing a gas field and power plant in Indonesia and has a portfolio of domestic independent power plants.

        Certain information included in this press release is forward looking and involves risks and uncertainties, including general economic and competitive conditions that could significantly impact expected results. For further information contact:

        Norma F. Dunn
        Vice President -- Investor and Public Relations
        El Paso Energy Corporation
        (915) 541-5443

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